EXHIBIT 10.1

AGREEMENT AND GENERAL RELEASE

On March 13, 2013, As Seen On TV, Inc. (the “Company”) and Steve Rogai (“Departing Executive”), who resides in Tampa, Florida, hereby mutually agree to the terms and conditions set forth below:

1

Termination of Employment. Effective March 13, 2013 (the “Termination Date”), Departing Executive has resigned from the position as President and Chief Executive Officer of the Company, and as a member of the Board of Directors.  Following the Termination Date, Departing Executive shall not be eligible to participate in, or be covered by, any employee benefit plan or program offered by or through the Company and shall not receive any benefits or payments from the Company, except as specifically set forth in Section 2 below. For purposes of that certain employment agreement between the Company and the Departing Executive dated as of October 28, 2011 (the “Employment Agreement”) and except as otherwise provided herein, Departing Executive’s resignation shall be deemed to be a termination pursuant to Section 5(c) of the Employment Agreement.

2

Severance.

2.1

Subject to Departing Executive's compliance with the terms of the Employment Agreement and this Agreement:

2.1.1

The Company shall pay Departing Executive an aggregate severance payment equal to twelve (12) months of his Base Salary (as defined in the Employment Agreement), payable in four equal quarterly installments beginning on the Company’s first regular payroll date after the Effective Date (as defined in Section 10, below). All severance payments shall be subject to all applicable payroll withholding deductions; provided, that Departing Executive shall have the right to complete and deliver a new Form W-4 prior to the Effective Date to adjust Departing Executive’s payroll withholding.

2.1.2

The Company shall pay Departing Executive the sum of Fourteen Thousand Ninety-One and 12/100ths Dollars ($14,091.12) in four equal quarterly installments beginning on the Company’s first regular payroll date after the Effective Date to cover 100% of of COBRA premiums for twelve (12) months for Departing Executive’s coverage under the Company’s group health plan; provided, that it is solely Departing Executive’s responsibility to enroll in COBRA and to make monthly group health premium payments on a timely basis.

2.1.3

The Company shall pay Departing Executive the sum of Five Thousand Nine Hundred Ninety and 46/100ths Dollars ($5,990.46) as accrued vacation pay, less applicable payroll withholding deductions on the Company’s first regular payroll date after the Effective Date.

2.1.4

The Company shall pay Departing Executive the sum of Three Thousand Dollars ($3,000.00) as a transitional car allowance, less applicable payroll withholding deductions on the Company’s first regular payroll date after the Effective Date.

2.1.5

The Company shall reimburse Departing Executive for all reimbursable expenses incurred by Departing Executive on behalf of the Company in accordance with the Company’s expense reimbursement policies and practices.

2.1.6

On the Effective Date, all options to acquire shares of the Company’s common stock previously granted to Departing Executive shall vest in full and shall remain exercisable for the full term of their grant, notwithstanding any contrary provision set forth in Departing Employee’s grant agreement relating to such options.

2.2

Without limiting the generality or force or effect of the General Release provided for in this Agreement, it is explicitly agreed, understood and intended that any and all payments by the Company pursuant to the provisions of Sections 2.1, above, are and shall be deemed to satisfy all claims by Departing Executive for backpay, frontpay, bonus payments, attorneys’ fees, severance payments, benefits or compensation of any kind (or the value thereof), costs, liquidated damages, compensatory damages or punitive damages (under any applicable statute or at common law) and including, without limitation, any claim pursuant to the Employment Agreement.

Full Discharge and Settlement. Departing Executive hereby agrees and acknowledges that the payments provided for in this Agreement, with respect to any claim released pursuant to the General Release annexed as Exhibit A:

3.1

exceed any payments, benefit, or other thing of value to which Departing Executive might otherwise be entitled under any policy, plan or procedure of the Company;

3.2

are in full discharge of any and all of the Company’s liabilities and obligations to Departing Executive, including but not limited to any and all obligations arising under any alleged written or oral employment agreements, understandings or arrangements between Departing Executive and the Company;

3.3

are in full discharge of any and all claims against the Company or any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities) for damages of any kind; and

3.4

fully and completely settle all claims by Departing Executive against the Company or any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds) (whether acting as agents for the Company or in their individual capacities) for attorney’s fees, costs, disbursements and the like.

Nothing in this Section 3 shall be construed to add to or diminish any vested right Departing Executive may have as a participant in any employee benefit plan qualified under § 401 of the Internal Revenue Code, in accordance with applicable law.

4

General Release. Upon execution of this Agreement, Departing Executive shall provide to the Company an executed General Release, annexed as Exhibit A.

Company Release. With effect from the Effective Date, for and in consideration of Departing Executive’s promises set forth in this Agreement and General Release, the Company hereby forever releases and discharges Departing Executive and Departing Executive’s heirs, executors, administrators, trustees, legal representatives and assigns from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence, other than any act, omission, transaction or occurrence involving Departing Executive’s gross negligence or

Agreement & Release                                                                                                                            Page 2

willful misconduct, which the Company ever had, now has or hereafter can, shall or may have against Departing Executive and Departing Executive’s heirs, executors, administrators, trustees, legal representatives and assigns up to and including the date of this Agreement and General Release.

Employment Agreement Provisions Remain Binding. Departing Executive acknowledges that, in addition to all other provisions of the Employment Agreement that, by their terms, remain binding on Departing Executive following termination of the Employment Agreement, the following provisions of the Employment Agreement remain valid and binding on Departing Executive: Section 6(b) (Solicitation of Customers), Section 6(c) (Solicitation of Employees or Independent Contractors), Section 6(d) (No Payment), Section 6(e) (Non-Disparagement) and Section 7 (Non-Disclosure of Confidential Information). For the avoidance of doubt, Departing Executive shall not be prohibited from retaining independent contractors that are also retained by the Company.

7

Representations and Warranties; Covenants.

7.1

Departing Executive represents and warrants to the Company as follows:

7.1.1

Departing Executive has waived any relief available to Departing Executive (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in the General Release, annexed as Exhibit A;

7.1.2

Departing Executive will not seek or accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in the General Release annexed as Exhibit A;

7.1.3

Departing Executive has been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, commissions, notice period, and/or benefits under any benefit plan, program or policy of the Company or its affiliates to which Departing Executive may be entitled and that no other remuneration or benefits are due to Departing Executive, except as set forth in this Agreement;

7.1.4

Departing Executive has had no known workplace injuries or occupational diseases and has been provided any and all leave requested under the Family and Medical Leave Act;

7.1.5

Departing Executive has disclosed to the Company any information Departing Executive has concerning any conduct involving the Company, and any of its affiliates or any of their respective employees that Departing Executive has any reason to believe may be fraudulent or unlawful;

7.1.6

To the maximum extent permitted by law, Departing Executive will not, at any time hereafter, commence, maintain, prosecute in as a party, or permit to be filed by any other person on Departing Executive’s behalf, any action or proceeding of any kind (judicial or administrative, on Departing Executive’s own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of person) in any court or agency, or participate in any action, suit or proceeding (unless compelled by legal process or court order), against the Company or any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities), with respect to any claim released pursuant to the General Release annexed as Exhibit A; and

Agreement & Release                                                                                                                            Page 3

7.1.7

As of the date of this Agreement, Departing Executive has not taken or engaged in any of the acts described in the foregoing sentences.

7.2

Nothing in this Agreement shall be construed to prevent Departing Executive from responding truthfully to a valid subpoena, from filing a charge with, or participating in, any investigation conducted by a governmental agency including EEOC and/or any local human rights agency, and/or responding as otherwise required by law.  Nevertheless, by virtue of the foregoing, Departing Executive has waived any relief available to Departing Executive’s under any of the claims or causes of action waived and released pursuant to the General Release annexed as Exhibit A.  Except as provided in Section 7.1.1, above, nothing in this Section 7 is intended or should be construed to apply to any claim pursuant to the federal Age Discrimination in Employment Act (“ADEA”).

7.3

The Company shall use reasonable best efforts to obtain the release of all personal guarantees entered into by Departing Executive for the benefit of the Company and shall defend, indemnify and hold Departing Executive harmless from and against any losses incurred by or claims asserted against Departing Executive under such personal guarantees.

7.4

The Company will issue a press release announcing Departing Executive’s resignation; the contents of such press release shall be acceptable to the Company and to Departing Executive.

7.5

For the period of twelve (12) months following the Termination Date, the Company will maintain a policy of liability insurance with limits of at least $5.0 million covering acts and omissions of present and former Company officers and directors, including Departing Executive.

7.6

If Departing Executive requests the Company to remove the restrictive legend to any of Departing Executive’s shares of Company common stock pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, the Company will promptly request its outside securities counsel, or another legal counsel reasonably acceptable to the Company and Departing Executive, to issue a written opinion confirming the legality of removing such restrictive legend and, upon receipt of such opinion, the Company shall instruct its transfer agent to remove such restrictive legend.

7.7

The Company will use reasonable best efforts to facilitate Departing Executive’s participation in a proposed reality television show, tentatively entitled “Innovation Nation,” each party acknowledging that a third party producer will make any decision regarding such participation.

8

Cooperation. Departing Executive has agreed to serve as an unpaid consultant to the Company until April 1, 2013 in order to facilitate the Company’s transition to new executive leadership. In addition, Departing Executive agrees to be available to cooperate with the Company and its attorneys in connection with any matter that Departing Executive worked on during Departing Executive’s employment with the Company or with any investigation of any claims against the Company, provided that any such cooperation shall not be unreasonably burdensome and shall be subject to reasonable compensation where otherwise not provided by law.  Departing Executive understands and agrees that this cooperation includes, but shall not be limited to, being available to the Company and its attorneys upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony; volunteering to the Company pertinent information; and turning over all relevant documents to the Company that are or may come into Departing Executive’s possession.

No Admission. The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non- qualified plans or funds), successors and/or assigns

Agreement & Release                                                                                                                            Page 4

and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities), has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever against Departing Executive or otherwise.

Older Workers Benefit Protection Act Disclosure and Waiver. Departing Executive recognizes that as part of this Agreement and General Release, Departing Executive is releasing claims for age discrimination under the ADEA, although Departing Executive has never asserted such claims. Accordingly, Departing Executive has a right to reflect upon this Agreement for a period of twenty-one (21) days before executing it, and Departing Executive has an additional period of seven (7) days after executing this Agreement to revoke it under the terms of the Older Worker Benefit Protection Act. If Departing Executive elects to revoke this Agreement, Departing Executive must provide written notice of such revocation to As Seen On TV, Inc., 14044 Icot Blvd., Clearwater, FL 33760, Attn: Chief Financial Officer by no later than the end of the seventh (7th) day after Departing Executive executed this Agreement (this seven-day period referred to herein as the "Revocation Period"). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period shall be deemed to be the next business day after such Saturday, Sunday or holiday. This Agreement shall be effective upon the expiration of the Revocation Period if Departing Executive has not revoked it during the Revocation Period (the “Effective Date”). By Departing Executive’s signature below, Departing Executive represents and warrants that Departing Executive has been given a reasonable amount of time to consider this Agreement, and that if Departing Executive signs this Agreement prior to the expiration of the twenty-one (21) day review period, Departing Executive is voluntarily and knowingly waiving the remainder of such twenty-one (21) day review period.

11

Return of Property. As of the Company’s receipt of this Agreement and General Release fully executed by Departing Executive, Departing Executive will have returned to the Company all property belonging to the Company, other than the laptop, iPhone and iPad currently in his possession, which shall become the property of the Departing Executive. Departing Executive further acknowledges and agrees that the Company shall have no obligation to make the payments or confer the benefits referred to in Section 2 of this Agreement unless and until Departing Executive has satisfied all Departing Executive’s obligations pursuant to this Section.

12

Right of First Refusal. If, during the two-year period following the Effective Date, the Company intends to sell, transfer or otherwise dispose of (other than a sale, transfer or other disposition to a Company affiliate) any intellectual property arising from the trade name “TVGoods” including, without limitation, the “TVGoods” URL, trademark, logo or any variations thereof, the Company shall first deliver written notice thereof to Departing Executive and offering Departing Executive the opportunity to acquire such trade name. Departing Executive shall have a period of five days following receipt of such notice to respond in writing that Departing Executive wishes to acquire such trade name. In that event, the Company and Departing Executive shall attempt in good faith to negotiate the transfer of the trade name “TVGoods” during the thirty-day period thereafter.

13

Enforceability.

13.1

If, at any time after the date of the execution of this Agreement and General Release, any provision of this Agreement shall be held to be illegal, void or unenforceable, such provision shall be of no force and effect.  However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.  Further, if any portion of this Agreement should be judicially determined to be overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision

Agreement & Release                                                                                                                            Page 5

found overbroad or unreasonable. Notwithstanding the foregoing, Departing Executive agrees that the Company may continue to enforce the remaining provisions of this Agreement.

13.2

Upon any judicial finding that the release or covenants provided for by Sections 4, 7 and/or Exhibit A of this Agreement are illegal, void, or unenforceable, Departing Executive agrees, at the Company’s request, to execute a release, waiver and/or covenant of comparable scope that is legal and enforceable. Nothing in this Section 13.2 is intended or should be construed to apply to any claim pursuant to ADEA.

14

Payment Default. The failure of the Company to pay any sum of money within ten (10) days after the same is due under Section 2.1 shall constitute a payment default. Upon the occurrence and during the continuation of any payment default, interest shall accrue on the unpaid amount at the rate of one percent (1%) per month.

15

Entire Agreement. This Agreement and General Release constitutes the complete understanding between the parties and supersedes all prior agreements between the parties and may not be changed orally. Departing Executive acknowledges that neither the Company nor any representative of the Company has made any representation or promises to Departing Executive other than as set forth herein.  No other promises or agreements shall be binding unless in writing and signed by the parties.

16

Governing Law. This Agreement and General Release shall, for all purposes, be enforced, governed and interpreted by the laws of the State of Florida without regard to Florida’s conflict of laws principles.

17

Miscellaneous.

17.1

This Agreement and General Release may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered by facsimile or other form of electronic transmission.

17.2

This Agreement and General Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

17.3

The section numbers and headings contained herein are for convenience only and shall not affect the meaning or interpretation of this Agreement and General Release.

17.4

Should any provision of this Agreement and General Release require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement and General Release shall not apply a presumption that the provisions hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the Agreement and General Release, it being agreed that all parties have participated in the preparation of all provisions of this Agreement and General Release.

17.5

The parties agree that this Agreement and General Release may be used as evidence only in a subsequent proceeding in which any of the parties allege a breach of this Agreement and General Release.

17.6

In response to any requests for a reference on Departing Executive by a prospective employer, the Company agrees to provide a neutral reference that includes only Departing Executive’s dates of employment and last position held.  If requested in writing by Departing Executive, the Company will also provide Departing Executive’s last salary.

[Signature page to follow]

Agreement & Release                                                                                                                            Page 6

AS SEEN ON TV, INC.

By:	/s/ Kevin Richardson
Name:	Kevin Richardson
Title:	Authorized Representative

/s/ Steve Rogai
Name:	STEVE ROGAI

Agreement & Release                                                                                                                            Page 7

EXHIBIT A	GENERAL RELEASE

General Release executed on the date set forth below by Steve Rogai (“Departing Executive”);

For and in consideration of the promises set forth in the Agreement and General Release between eDiets.com, Inc. (the “Company”) and Departing Executive, dated March 13, 2013 (“Agreement”), including the benefits as set forth therein, and for other valuable consideration as set forth in the Agreement, Departing Executive, for Departing Executive and for Departing Executive’s heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter, collectively referred to as “Releasors”), hereby forever release and discharge the Company and any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, insurers, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities) (collectively referred to as “Releasees”) from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasors ever had, now have or hereafter can, shall or may have against Releasees up to and including the date of the execution of this General Release.

Without limiting the generality of the foregoing, Releasors hereby release and discharge Releasees from:

(i)

any and all claims, relating to Departing Executive’s employment by the Company,  the terms and conditions of such employment, employee benefits related to Departing Executive’s employment, the termination of Departing Executive’s employment, and/or any of the events relating directly or indirectly to or surrounding such termination;

(ii)

any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under The Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Rehabilitation Act of 1973, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the Sarbanes-Oxley Act of 2002, the Florida Civil Rights Act of 1992 f/k/a Human Rights Act of 1977, Fla. Stat. § 760.01 et seq.; Florida Equal Pay Law, Fla. Stat. § 448.07, Fla. Stat. § 725.07; Florida AIDS Act, Fla. Stat. § 760.50; Florida Law Sickle-Cell Trait Discrimination Law, Fla. Stat. §§ 448.075, 448.076; Florida Private Whistleblower Protection Law, Fla. Stat. § 448.101 et seq.; Florida Public Whistle-Blower’s Act, Fla. Stat. § 112.3187 et seq.; Florida Worker’s Compensation Retaliation Law, Fla. Stat. § 440.205; Florida Unpaid Wages Law, Fla. Stat. § 448.08; Florida Minimum Wage Act, Fla. Stat. §§ 448.109, 448.110; Florida Leave to Victims of Domestic Violence Act, Fla. Stat. § 741.313, and waivable rights under the Florida Constitution;

(iii)

any and all claims for wrongful discharge or retaliatory discharge;

(iv)

any and all claims for damages of any kind whatsoever, including without limitation compensatory, punitive, treble, liquidated  and/or consequential damages;

General Release                                                                                                                             Page A-1

(v)

any and all claims under any contract, whether express or implied;

(vi)

any and all claims for unintentional or intentional torts, for emotional distress and for pain and suffering;

(vii)

any and all claims for violation of any statutory or administrative rules, regulations or codes;

(viii)

any and all claims for attorneys’ fees, costs, disbursements, wages, bonuses, benefits, severance pay, PTO and/or the like;

which Releasors ever had, now have or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this General Release.

This General Release may not be changed orally.

Departing Executive represents and warrants that Departing Executive has had the opportunity to consult with an attorney before signing this General Release; that Departing Executive has had the opportunity to consider the terms of this General Release; and that Departing Executive has executed this General Release after consulting with an attorney of Departing Executive’s choice, who has answered to Departing Executive’s satisfaction any and all questions Departing Executive has regarding this General Release, its terms and consequences.  Departing Executive further represents and warrants that Departing Executive has read this General Release in its entirety, fully understands all of its terms, and voluntarily assents to all terms and conditions contained herein.

/S/ STEVE ROGAI
Name:	STEVE ROGAI

MARCH 13, 2013
Date

General Release                                                                                                                             Page A-2